NEWS

RELEASE

Media Relations:	Investor Relations:

ARAMARK Corporation	ARAMARK Corporation
Michelle Davidson, 215-238-3523	Bobbi Chaville, 215-238-3726
Davidson-Michelle@aramark.com	Chaville-Bobbi@aramark.com

ARAMARK REPORTS RECORD SALES FOR FISCAL 2004

•	Full-year sales increased 8 percent to $10.2 billion

•	Fourth quarter sales were $2.6 billion

PHILADELPHIA, PA – November 10, 2004 – ARAMARK Corporation (NYSE:RMK), a world leader in managed services, today reported sales of $2.6 billion for its fourth quarter, an increase of 1 percent over the fourth quarter of 2003, which contained one extra week of operations. Organic sales growth for the quarter was 5 percent. Organic growth excludes the impact of acquisitions, divestitures, foreign currency fluctuations and the extra week in the 2003 fourth quarter and full year.

For the fourth quarter, net income was $84.6 million compared to $105.3 million in the prior year quarter. Diluted earnings per share were $0.44, which included a $0.03 per share charge associated with the management change that was announced in September. This compares to $0.54 recorded in the 2003 fourth quarter. Net income and diluted earnings per share for the fourth quarter of 2003 include insurance proceeds related to a World Trade Center settlement and a write-down of the Company’s periodicals distribution investment. After adjusting for these items, net income was $92.2 million and diluted earnings per share were $0.47 for the 2003 fourth quarter, which included the extra week. The Company estimates the extra week added approximately 8 percent to sales and income for the quarter.

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Chief Executive Officer’s Comments

“I am very proud that we have achieved two important goals in 2004: exceeding $10 billion in sales and doubling our organic sales growth to 6 percent. It’s clear that our Mission One initiative is working,” said Joseph Neubauer, Chairman and Chief Executive Officer of ARAMARK. “We continued to generate strong cash flow which enabled our Board of Directors to increase the quarterly dividend on our common stock by 10 percent and our share repurchase authorization by an additional $200 million. I am pleased with our performance, and I look forward to our continued success in 2005.”

Full Year Results

ARAMARK reported sales of $10.2 billion for fiscal 2004, up 8 percent on an as-reported basis and 6 percent organically from 2003. Income from continuing operations for the full year was $263.1 million compared to $265.4 million in the prior year period, which included an extra week of operations. Diluted earnings per share were $1.36 compared to the $1.34 per share reported last year. Adjusting both years for the items described above, and the previously disclosed 2003 third quarter non-operating items, earnings per share increased 10% in 2004.

Food and Support Services

In ARAMARK’s Food and Support Services – U.S. segment, fourth quarter sales of $1.8 billion were down 2 percent due to the extra week in the same period last year but up 6 percent organically. Segment operating income of $136 million was about equal to the prior year after eliminating the $32 million of insurance proceeds from the reported $167 million in 2003, which had one extra week of operations.

Sales for the Food and Support Services – International segment of $463 million were up 25 percent from the 2003 fourth quarter. Organic sales growth for the segment was 3 percent. The impact of changes in currency translation rates increased reported sales by approximately 10 percentage points. Operating income in this segment decreased to $8 million as increased operating income in most international operations was more than offset by a decrease in U.K. results.

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Uniform and Career Apparel

In ARAMARK’s Uniform and Career Apparel – Rental segment, sales of $264 million for the fourth quarter were down 3 percent on an as-reported basis and up 4 percent organically. This was the fourth consecutive quarter of improved organic growth and the highest since 2001. Operating income of $31.1 million was about equal to the prior year period, which had one extra week of operations.

In ARAMARK’s Direct Marketing segment, fourth quarter sales decreased 12 percent to $100 million from the prior year’s quarter. Organic growth was negative 3 percent. Operating income declined to $1.5 million, due principally to lower sales and profits at Galls.

2005 Financial Guidance

Full year and first quarter guidance are before consideration of the impact of the National Hockey League (NHL) lockout. ARAMARK anticipates full year sales of between $10.7 billion and $11.0 billion, driven by organic growth in the range of 5 to 7 percent. ARAMARK is targeting 5 to 7 percent organic growth in its worldwide Food and Support Services business and 2 to 4 percent organic growth in its combined uniforms business. Diluted earnings per share for 2005 are expected to be in the range of $1.50 to $1.60. First quarter 2005 sales are anticipated to be between $2.6 billion and $2.7 billion and diluted earnings per share to be between $0.36 and $0.38. It is estimated that a continuation of the NHL lockout for the full season would reduce earnings per share by $0.02 for each of the first and second quarters.

Conference Call and Related Financial Information

In conjunction with its fourth quarter and full year earnings release, ARAMARK will discuss its results in a conference call broadcast live over the Internet on November 10, 2004 at 10:00 a.m. EST. Interested parties are invited to log on to www.aramark.com to listen to this webcast. A recording of the conference call will be available on that website.

The balance sheet, income statement and other financial information related to the fourth fiscal quarter of 2004 are attached to this press release and can also be found on the Investor Relations section of ARAMARK’s website at www.aramark.com.

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Certain previously undisclosed financial information relating to a completed fiscal period, as well as reconciliations of non-GAAP financial measures that are disclosed on the conference call will also be available on the Investor Relations section of ARAMARK’s website.

About ARAMARK

ARAMARK Corporation is a world leader in providing award-winning food and facilities management services to health care institutions, universities and school districts, stadiums and arenas, international and domestic corporations, as well as providing uniform and career apparel. ARAMARK was ranked number one in its industry in the 2004 FORTUNE 500 survey and was also named one of “America’s Most Admired Companies” by FORTUNE magazine in 2004, consistently ranking since 1998 as one of the top three most admired companies in its industry as evaluated by peers. Headquartered in Philadelphia, ARAMARK has approximately 200,000 employees serving clients in 19 countries.

Forward-Looking Statements

Forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect the events or circumstances arising after the date as of which they were made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, us.

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views as to future events and financial performance with respect to our operations. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “aim,” “anticipate,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance.

These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that might cause such a difference include: unfavorable economic conditions, ramifications of any future terrorist attacks or increased security alert levels; increased operating costs, including labor-related and energy costs; shortages of qualified personnel or increases in labor costs; costs and possible effects of union organizing activities; currency risks and other risks associated with international markets; risks associated with acquisitions, including acquisition integration costs; our ability to integrate and derive the expected benefits from recent acquisitions; competition; decline in attendance at client facilities;

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unpredictability of sales and expenses due to contract terms and terminations; the contract intensive nature of our business, which may lead to client disputes; high leverage; claims relating to the provision of food services; costs of compliance with governmental regulations and government investigations; liability associated with non-compliance with governmental regulations, including regulations pertaining to food service, the environment, Federal and state employment laws and wage and hour laws; import and export controls and customs laws; inability to retain current clients and renew existing client contracts; determination by customers to reduce outsourcing and use of preferred vendors; seasonality; and other risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management Discussion and Analysis of Results of Operations and Financial Condition” sections of and elsewhere in ARAMARK’s SEC filings.

For further information regarding risks and uncertainties associated with ARAMARK’s business, please refer to the “Legal Proceedings,” “Management’s Discussion and Analysis of Results of Operations and Financial Condition”, “Risk Factors” and other sections of ARAMARK’s SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting ARAMARK’s investor relations department via its web site www.aramark.com.

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ARAMARK CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In Thousands, Except Per Share Amounts)

	Three Months Ended
	October 1, 2004	October 3, 2003 (1)
Sales	$2,620,930	$2,588,015

Costs and Expenses:
Cost of services provided (2)	2,342,421	2,278,083
Depreciation and amortization	79,887	70,345
Selling and general corporate expenses (3)	37,664	29,165
Other expense (4)	—	10,700

	2,459,972	2,388,293

Operating income	160,958	199,722
Interest and other financing costs, net	29,919	31,473

Income before income taxes	131,039	168,249
Provision for income taxes	46,401	62,958

Net income	$84,638	$105,291

Earnings Per Share:
Basic	$0.45	$0.56
Diluted	$0.44	$0.54

Weighted Average Shares Outstanding:
Basic	187,805	188,743
Diluted	191,369	194,598

(1) -	The fiscal 2003 fourth quarter was a 14-week period, as fiscal 2003 was a 53-week year. The fourth quarter of fiscal 2004 is a 13-week period.
(2) -	The fiscal 2003 fourth quarter includes approximately $32.0 million ($19.7 million net of tax) of business interruption proceeds from the final settlement of the Company’s September 11, 2001 claim.
(3) -	The fiscal 2004 fourth quarter includes a $10.0 million ($6.1 million net of tax) charge for a management change.
(4) -	During the fourth quarter of fiscal 2003, ARAMARK reached agreement for the sale of its 15% interest in a periodicals distribution business to the majority shareholder, and wrote down this investment to the expected recoverable amount. The resulting pre-tax charge of $10.7 million ($6.6 million, net of tax) is included in “Other expense.”

ARAMARK CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In Thousands, Except Per Share Amounts)

	Fiscal Year Ended
	October 1, 2004	October 3, 2003 (1)
Sales	$10,192,240	$9,447,815

Costs and Expenses:
Cost of services provided (2)	9,223,788	8,506,465
Depreciation and amortization	297,993	262,944
Selling and general corporate expenses (3)	132,881	115,684
Other expense (4)	—	10,700

	9,654,662	8,895,793

Operating income	537,578	552,022
Interest and other financing costs, net	122,362	142,469

Income from continuing operations before income taxes	415,216	409,553
Provision for income taxes	152,112	144,185

Income from continuing operations	263,104	265,368
Income from discontinued operations, net (5)	—	35,724

Net income	$263,104	$301,092

Earnings Per Share - Basic:
Income from continuing operations	$1.39	$1.39
Net income	$1.39	$1.58

Earnings Per Share - Diluted:
Income from continuing operations	$1.36	$1.34
Net income	$1.36	$1.52

Weighted Average Shares Outstanding:
Basic	188,799	190,723
Diluted	193,454	197,505

(1) -	Fiscal 2003 was a 53-week year. Fiscal 2004 is a 52-week year.
(2) -	The fiscal 2003 fourth quarter includes approximately $32.0 million ($19.7 million net of tax) of business interruption proceeds from the final settlement of the Company’s September 11, 2001 claim.
(3) -	The fiscal 2004 fourth quarter includes a $10.0 million ($6.1 million net of tax) charge for a management change.
(4) -	During the fourth quarter of fiscal 2003, ARAMARK reached agreement for the sale of its 15% interest in a periodicals distribution business to the majority shareholder, and wrote down this investment to the expected recoverable amount. The resulting pre-tax charge of $10.7 million ($6.6 million, net of tax) is included in “Other expense.”
(5) -	The fiscal 2003 condensed consolidated statement of income has been presented to reflect ARAMARK Educational Resources as a discontinued operation.

ARAMARK CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

(In Thousands)

	October 1, 2004	October 3, 2003
Assets
Current Assets	$1,340,015	$1,226,592
Property and Equipment, net	1,214,382	1,184,320
Goodwill	1,589,144	1,422,639
Other Assets	678,032	634,026

	$4,821,573	$4,467,577

Liabilities and Shareholders’ Equity
Current Liabilities (1)	$1,454,930	$1,415,789
Long-Term Borrowings	1,843,200	1,711,705
Other Liabilities	373,788	301,111
Total Shareholders’ Equity	1,149,655	1,038,972

	$4,821,573	$4,467,577

(1) -	Includes $25.5 million and $18.2 million of current maturities of long-term borrowings as of October 1, 2004 and October 3, 2003, respectively.

ARAMARK CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW DATA

(Unaudited)

(In Thousands)

	Fiscal Year Ended
	October 1, 2004	October 3, 2003 (1)
Cash flows from operating activities from continuing operations:
Income from continuing operations	$263,104	$265,368
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	297,993	262,944
Income taxes deferred	32,749	29,675
Loss on investment	—	10,700
Changes in noncash working capital	(43,068)	59,766
Other operating activities	(33,212)	(22,192)

Net cash provided by operating activities from continuing operations	517,566	606,261

Cash flows from investing activities from continuing operations:
Net purchases of property and equipment and client contract investments	(288,260)	(270,423)
Proceeds from sale of investment	8,500	—
Divestiture of certain businesses	—	248,076
Acquisitions and other investing activities	(159,680)	(246,868)

Net cash used in investing activities from continuing operations	(439,440)	(269,215)

Cash flows from financing activities from continuing operations:
Net proceeds (payments) of long-term borrowings	97,742	(150,706)
Dividend payments	(37,213)	—
Proceeds from issuance of common stock	39,748	21,280
Repurchase of stock and other financing activities	(177,559)	(209,439)

Net cash used in financing activities from continuing operations	(77,282)	(338,865)

Net cash provided by discontinued operations (1)	—	14,722

Increase in cash and cash equivalents	$844	$12,903

(1) -	The fiscal 2003 statement of cash flows has been presented to reflect ARAMARK Educational Resources as a discontinued operation.

ARAMARK CORPORATION AND SUBSIDIARIES

SALES AND OPERATING INCOME BY SEGMENT

SUPPLEMENTAL DATA

(Unaudited)

(In Thousands)

	Three Months Ended
	October 1, 2004	October 3, 2003 (1)
Sales
Food and Support Services - United States	$1,794,415	$1,832,541
Food and Support Services - International	462,863	371,570
Uniform and Career Apparel - Rental	264,064	271,062
Uniform and Career Apparel - Direct Marketing	99,588	112,842

	$2,620,930	$2,588,015

Operating Income
Food and Support Services - United States (2)	$135,925	$167,047
Food and Support Services - International	7,933	12,948
Uniform and Career Apparel - Rental	31,111	31,021
Uniform and Career Apparel - Direct Marketing	1,477	7,584
Corporate (3)	(15,488)	(8,178)
Other Expense (4)	—	(10,700)

	$160,958	$199,722

(1) -	The fiscal 2003 fourth quarter was a 14-week period, as fiscal 2003 was a 53-week year. The fourth quarter of fiscal 2004 is a 13-week period.
(2) -	The fiscal 2003 fourth quarter includes approximately $32.0 million ($19.7 million net of tax) of business interruption proceeds from the final settlement of the Company’s September 11, 2001 claim.
(3) -	The fiscal 2004 fourth quarter includes a $10.0 million ($6.1 million net of tax) charge for a management change.
(4) -	During the fourth quarter of fiscal 2003, ARAMARK reached agreement for the sale of its 15% interest in a periodicals distribution business to the majority shareholder, and wrote down this investment to the expected recoverable amount. The resulting pre-tax charge of $10.7 million ($6.6 million, net of tax) is included in “Other expense.”

ARAMARK CORPORATION AND SUBSIDIARIES

SALES AND OPERATING INCOME BY SEGMENT

SUPPLEMENTAL DATA

(Unaudited)

(In Thousands)

	Fiscal Year Ended
	October 1, 2004	October 3, 2003 (1)
Sales
Food and Support Services - United States	$6,882,741	$6,545,395
Food and Support Services - International	1,826,975	1,423,825
Uniform and Career Apparel - Rental	1,042,544	1,030,343
Uniform and Career Apparel - Direct Marketing	439,980	448,252

	$10,192,240	$9,447,815

Operating Income
Food and Support Services - United States (2)	$376,248	$394,253
Food and Support Services - International	66,239	60,200
Uniform and Career Apparel - Rental	115,797	111,889
Uniform and Career Apparel - Direct Marketing	20,284	26,416
Corporate (3)	(40,990)	(30,036)
Other Expense (4)	—	(10,700)

	$537,578	$552,022

(1) -	Fiscal 2003 was a 53-week year. Fiscal 2004 is a 52-week year.
(2) -	The fiscal 2003 fourth quarter includes approximately $32.0 million ($19.7 million net of tax) of business interruption proceeds from the final settlement of the Company’s September 11, 2001 claim.
(3) -	The fiscal 2004 fourth quarter includes a $10.0 million ($6.1 million net of tax) charge for a management change.
(4) -	During the fourth quarter of fiscal 2003, ARAMARK reached agreement for the sale of its 15% interest in a periodicals distribution business to the majority shareholder, and wrote down this investment to the expected recoverable amount. The resulting pre-tax charge of $10.7 million ($6.6 million, net of tax) is included in “Other expense.”

ARAMARK CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

ORGANIC GROWTH

(Unaudited)

(In thousands)

Management believes that presentation of organic sales growth in the fiscal 2004 and 2003 fourth quarter and fiscal year periods, as adjusted to eliminate the effects of acquisitions, divestitures, the effect of the 53rd week in fiscal 2003 and the impact of currency translation, provides useful information to investors because it enhances comparability between the current year and prior year reporting periods. Elimination of the currency translation effect provides constant currency comparisons without the distortion of currency rate fluctuations. The 53rd week adjustment is made to enhance comparability since fiscal 2003 was a 53 week year, including one week more than a normal fiscal period. The consolidated full year 2004 sales have also been adjusted to eliminate the lack of service day comparability in the Education sector which resulted from fiscal 2004 starting one week later than a normal fiscal year.

	Three Months Ended		% Change	Twelve Months Ended		% Change
	October 1, 2004	October 3, 2003		October 1, 2004	October 3, 2003
ARAMARK Corporation Consolidated Sales (as reported)	$2,620,930	$2,588,015	1%	$10,192,240	$9,447,815	8%
Estimated Effect of 53rd Week	—	(187,467)		30,964	(187,467)
Effect of Currency Translation	—	32,080		—	155,582
Effect of Acquisitions and Divestitures	(79,582)	(10,974)		(305,034)	(32,143)

ARAMARK Corporation Consolidated Sales (as adjusted)	$2,541,348	$2,421,654	5%	$9,918,170	$9,383,787	6%

Food and Support Services - U.S. Sales (as reported)	$1,794,415	$1,832,541	-2%
Estimated Effect of 53rd Week	—	(140,367)
Effect of Acquisitions and Divestitures	(8,840)	(6,929)

Food and Support Services - U.S. Sales (as adjusted)	$1,785,575	$1,685,245	6%

Food and Support Services - U.S. Operating Income (as reported)	$135,925	$167,047
Insurance Proceeds	—	(31,990)

Food and Support Services - U.S. Operating Income (as adjusted)	$135,925	$135,057	1%

Food and Support Services - International - Sales (as reported)	$462,863	$371,570	25%
Effect of Currency Translation	—	32,080

Food and Support Services - International - Sales (excluding translation)	462,863	403,650	15%

Effect of Acquisitions and Divestitures	(67,328)	(3,506)
Estimated Effect of 53rd Week	—	(17,571)

Food and Support Services - International - Sales (as adjusted)	$395,535	$382,573	3%

ARAMARK Uniform and Career Apparel - Rental - Sales (as reported)	$264,064	$271,062	-3%
Estimated Effect of 53rd Week	—	(19,457)
Effect of Acquisitions and Divestitures	(3,414)	(539)

ARAMARK Uniform and Career Apparel - Rental - Sales (as adjusted)	$260,650	$251,066	4%

ARAMARK Uniform and Career Apparel - Direct Marketing - Sales (as reported)	$99,588	$112,842	-12%
Estimated Effect of 53rd Week	—	(10,072)

ARAMARK Uniform and Career Apparel - Direct Marketing - Sales (as adjusted)	$99,588	$102,770	-3%

ARAMARK CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

FISCAL 2003 ORGANIC GROWTH

(Unaudited)

(In thousands)

Management believes that presentation of organic sales growth, as adjusted to eliminate the effect of acquisitions, divestitures, the 53rd week and the impact of currency translation, provides useful information to investors because it enables them to assess the performance of Company operations that were subject to the stewardship of Company management during the entirety of the comparative financial periods. The elimination of the 53rd week enhances comparability because it results in the comparative periods having an equal length. Moreover, the exclusion of the impact of currency translation enables investors to compare management’s performance without the impact of currency fluctuations.

	Fiscal Year Ended		% Change
	October 3, 2003	September 27, 2002
ARAMARK Corporation Consolidated Sales (as reported)	$9,447,815	$8,356,007
Add: Impact of Currency Translation	—	129,759
Less: Effect of Acquisitions, Divestitures and the 53rd Week in 2003	(840,992)	(94,295)

ARAMARK Corporation Consolidated Sales (as adjusted)	$8,606,823	$8,391,471	3%

ARAMARK CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

FISCAL 2005 PROJECTED ORGANIC GROWTH

(Unaudited)

(In Thousands)

Set forth below is the calculation of projected organic sales growth for fiscal 2005 on a consolidated basis. The calculation reflects an adjustment to exclude the estimated effect of acquisitions on the projected sales growth.

	Fiscal Year Ended		% Change
	September 30, 2005	October 1, 2004
ARAMARK Corporation Consolidated Sales (as projected/reported)	$11,000,000	$10,192,240	8%
Estimated Effect of Acquisitions	(277,000)	(34,000)

ARAMARK Corporation Consolidated Sales (as adjusted)	$10,723,000	$10,158,240	6%

ARAMARK CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

OPERATING RESULTS EXCLUDING UNUSUAL ITEMS

(Unaudited)

(In thousands, except per share amounts)

In the fourth quarter of fiscal 2004, ARAMARK recorded a $10.0 million charge ($6.1 million net of tax) related to a management change. In the third quarter of fiscal 2003, ARAMARK completed a tender offer to purchase approximately $94.3 million of its 6.75% Guaranteed Notes due August 1, 2004, and retired a $45 million term loan due March 2005. These two transactions resulted in an extinguishment charge of $7.7 million ($4.7 million net of tax). Additionally, in the third quarter of fiscal 2003, ARAMARK reduced the provision for income taxes, based on the settlement of certain open tax years, by approximately $8.4 million. The fiscal 2003 fourth quarter includes approximately $32.0 million ($19.7 million net of tax) of business interruption proceeds from the final settlement of the Company’s September 11, 2001 claim. During the fourth quarter of fiscal 2003, ARAMARK reached agreement for the sale of its 15% interest in a previously divested periodicals distribution business to the majority shareholder, and wrote down this investment to the expected recoverable amount. The resulting pre-tax charge of $10.7 million ($6.6 million net of tax) is included in “Other (income) expense.” These items have been excluded from the comparisons of income from continuing operations and earnings per share to enhance comparability due to the size and unusual nature of these items.

	Three Months Ended		Twelve Months Ended		% Change
	October 1, 2004	October 3, 2003	October 1, 2004	October 3, 2003
Income from continuing operations (as reported)	$84,638	$105,291	$263,104	$265,368
Add: Change of management charge	6,146	—	6,146	—
Add: Debt extinguishment charge	—	—	—	4,687
Less: Tax provision adjustment	—	—	—	(8,439)
Add: Other expense	—	6,583	—	6,583
Less: Insurance proceeds	—	(19,683)	—	(19,683)

Income from continuing operations (as adjusted)	$90,784	$92,191	$269,250	$248,516

Earnings Per Share - Diluted (as reported)	$0.44	$0.54	$1.36	$1.34	1%
Add: Change of management charge	0.03	—	0.03	—
Add: Debt extinguishment charge	—	—	—	0.02
Less: Tax provision adjustment	—	—	—	(0.04)
Add: Other expense	—	0.03	—	0.03
Less: Insurance proceeds	—	(0.10)	—	(0.10)

Earnings Per Share - Diluted (as adjusted)	$0.47	$0.47	$1.39	$1.26	10%